EXHIBIT 5.11

[Letterhead of Blake, Cassels & Graydon LLP]

December 19, 2012

The Addressees Listed on Annex A

Re: Registration Statement of Form F-4

Dear Sirs:

We have acted as Ontario counsel to Evergreen Packaging Canada Limited (“Evergreen Canada”) and Pactiv Canada Inc. (“Pactiv Canada”) in connection with the Documents (as defined below). Evergreen Canada and Pactiv Canada are collectively referred to herein as the “Opinion Parties”.

A.	Documentation

In such capacity, we participated in the preparation of, and examined originally executed copies, certified copies, photostatic copies, electronically transmitted copies, facsimiles and/or drafts of, each of the following documents (collectively, the “Documents”):

(a)	5.750% Senior Secured Notes due 2020 Indenture dated as of September 28, 2012 among the Issuers (as defined therein), certain guarantors party thereto, The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent, The Bank of New York Mellon, London Branch, as paying agent and Wilmington Trust (London) Limited as additional collateral agent (the “Indenture”); and

(b)	First Senior Secured Notes Supplemental Indenture to the Indenture, dated as of November 7, 2012, among the Issuers (as defined therein), Beverage Packaging Holdings (Luxembourg) I S.A., Evergreen Packaging Canada Limited, Pactiv Canada Inc., certain additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent (the “First Supplemental Indenture”).

B.	Scope of Examination

We also:

(a)	examined such statutes, regulations, public records and certificates of government officials including, without limitation: (i) a Certificate of Status issued by the Ontario Ministry of Government Services on December 17, 2012, with respect to Evergreen Canada (the “Evergreen Certificate of Status”), and (ii) a Certificate of Status issued by the Ontario Ministry of Government Services on December 17, 2012, with respect to Pactiv Canada (the “Pactiv Canada Certificate of Status”, and collectively with the Evergreen Certificate of Status, the “Certificates of Status”);

(b)	examined those corporate records of each Opinion Party attached to the Officer’s Certificates (as defined below);

(c)	made such further examinations, investigations and searches; and

(d)	considered such questions of law,

as we have considered relevant and necessary as a basis for the opinions hereinafter expressed.

We have relied solely and without independent verification upon (i) a certificate of an officer of Evergreen Canada dated November 7, 2012 (the “Evergreen Canada Officer’s Certificate”), and (ii) a certificate of an officer of Pactiv Canada dated November 7, 2012 (the “Pactiv Canada Officer’s Certificate”, and collectively with the Evergreen Canada Officer’s Certificate, the “Officer’s Certificates”), each in the form delivered to you.

C.	Applicable Law

The opinions expressed herein relate only to the laws of the Province of Ontario (the “Province”) and the federal laws of Canada applicable therein in effect on the date hereof, and no opinions are expressed as to the laws of any other jurisdiction.

D.	Assumptions and Reliances

For the purposes of the opinions expressed herein, we have assumed:

(a)	the genuineness of all signatures of all parties and the legal capacity of all individuals signing any documents;

(b)	the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic or electronically transmitted copies or facsimiles thereof and the authenticity of the originals of such certified, photostatic or electronically transmitted copies or facsimiles;

(c)	the accuracy, currency and completeness of the indices and filing systems maintained by the public offices and registries where we have searched or enquired or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein; and

(d)	that each paragraph of each Officer’s Certificate is and remains complete and accurate in all respects, and is not misleading.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of an assumption, limitation or qualification expressed in general terms that includes the subject matter of the specific assumption, limitation or qualification.

E.	Opinions

Based on and subject to the foregoing, we are of the opinion that:

1.	Relying on the Certificates of Status and the Officer’s Certificates, each Opinion Party is a subsisting corporation under the laws of the Province.

2.	Each Opinion Party possessed the corporate power and capacity to execute and deliver the First Supplemental Indenture and to perform its obligations thereunder.

3.	Each Opinion Party had taken all necessary corporate action to authorize the execution and delivery of the First Supplemental Indenture, and the performance of its obligations thereunder.

4.	On the date of the First Supplemental Indenture the execution and delivery by each Opinion Party of the First Supplemental Indenture, and the performance of its obligations thereunder did not:

(a)	violate, result in a breach of, or constitute a default under (i) any of the constating documents or by-laws of such Opinion Party which are attached to the Officer’s Certificates or (ii) any statute or regulation of the Province or any federal statute or regulation of Canada applicable therein which is applicable to such Opinion Party; or

(b)	require such Opinion Party to effect or obtain any filing, registration or recording with, consent, authorization, or approval of, or notice or other action to, with or by, any governmental authority or regulatory body in the Province under the laws of the Province or the federal laws of Canada applicable therein.

We understand that you will rely as to matters of Ontario law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Ontario law, as applicable, upon this opinion in connection with an opinion to be rendered by it on or about the date hereof relating to the Opinion Parties. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Ontario law, as applicable, upon this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP

Annex A

Addressees

Reynolds Group Holdings Limited

Level Nine

148 Quay Street

Auckland 1140 New Zealand

Reynolds Group Issuer Inc.

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101

Dover, Delaware 19904

Reynolds Group Issuer LLC

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101

Dover, Delaware 19904

Reynolds Group Issuer (Luxembourg) S.A.

6C Rue Gabriel Lippmann

L-5365 Munsbach, Grand Duchy of Luxembourg

Evergreen Packaging Canada Limited

Pactiv Canada Inc.